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                                                                       EXHIBIT 3


                               December 9, 1997



Scott K. Ginsburg
17340 Club Hill Drive
Dallas, Texas 75248

             RE: SUBSCRIPTION TO PURCHASE SHARES OF COMMON STOCK OF DIGITAL GENERATION SYSTEMS, INC. (THE "COMPANY)

Mr. Ginsburg:

     In connection with the purchase and sale of 2,920,134 shares of the Common Stock of the Company (the "Common Shares") pursuant to that certain Subscription Agreement dated September 29, 1998, by and among the Company and you (the "Subscription Agreement"), the Company and you hereby expressly agree to waive, and hereby do waive, the provision in Section 1 of the Subscription Agreement requiring the Closing (as defined in the Subscription Agreement) of the purchase and sale of the Common Shares to be held no later than sixty (60) days following the date of the Subscription Agreement. Furthermore, the Company and you hereby expressly agree to amend, and hereby do amend, Section 1 of the Subscription Agreement to allow for the Closing to be held no later than December 10, 1998, unless otherwise mutually agreed upon by the Company and you.

                                        Very truly yours,

                                        DIGITAL GENERATION SYSTEMS, INC.

                                        By: /s/ Henry W. Donaldson
                                           -------------------------------------
                                           Henry W. Donaldson
                                           President and Chief Executive Officer




ACKNOWLEDGED AND AGREED:

By: /s/ Scott K. Ginsburg
   ----------------------------------
   Scott K. Ginsburg
   For Moon Doggie Family Partnership